UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2009

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 31, 2009, Analogic Corporation (the “Registrant”) committed to vacate a portion of its leased facility in Canton, MA. The Registrant vacated approximately 50% of the leased space, which was no longer being utilized due to consolidation of certain operations into the Registrant’s Peabody, MA facility. The action was completed on July 31, 2009. Accordingly, the Registrant expects to incur a charge of approximately $1.0 million in the fourth fiscal quarter of 2009, which represents the ongoing lease payments for the vacated portion, net of estimated sublease income, over the remainder of the lease term, which ends in September 2011. The full text of a press release issued in connection with the commitment to vacate is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On August 5, 2009, the Registrant announced a reduction in its workforce by 6% worldwide, or 85 positions, which will result in a restructuring charge for severance and related costs of approximately $2.1 million in the fourth fiscal quarter of 2009. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Items 2.05 and 8.01 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated August 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

August 6, 2009	By:	/s/ Michael L. Levitz
	Name:	Michael L. Levitz
	Title:	Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 5, 2009